Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Tuesday, February 16, 2021

CHICAGO, ILLINOIS – February 16, 2021 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2020 net sales and net earnings.

Fourth quarter 2020 net sales were $127,866,000 compared to $134,663,000 in fourth quarter 2019, a decrease of $6,797,000, or 5%. Fourth quarter 2020 net earnings were $14,952,000 compared to $14,555,000 in fourth quarter 2019, and net earnings per share were $0.23 and $0.22 in fourth quarter 2020 and 2019, respectively, an increase of $0.01 or 5%.

Twelve months 2020 net sales were $467,427,000 compared to $523,616,000 in twelve months 2019, a decrease of $56,189,000, or 11%. Twelve months 2020 net earnings were $58,995,000 compared to $64,920,000 in twelve months 2019, and net earnings per share were $0.89 and $0.96 in twelve months 2020 and 2019, respectively, a decrease of $0.07 per share or 7%.

Mrs. Gordon said, “Fourth quarter sales were adversely impacted by the effects of the Covid-19 pandemic, which continues to curtail and limit access to certain channels of trade where the Company has historically sold its products. Response to this pandemic has resulted in the disruption and changes in lifestyles, shopping habits, daily work routines, and consumer behaviors, all of which have adversely affected planned consumer purchases of the Company’s products for “sharing” and “give away” occasions. Many of the Company’s products are consumed at group events, outings, and other gatherings which have been significantly curtailed or in some cases eliminated due to concern of possible infection or spreading of the Covid-19 virus. Impulse purchases of Company products at retail outlets have also been adversely affected by these changes in consumer behavior.

The above discussed sales decline and resulting lost profit margin had an adverse impact on net earnings in fourth quarter 2020. In addition, lower sales and production volumes had an unfavorable impact on plant manufacturing overhead costs and resulting gross profit margins because these costs are primarily fixed and recurring each year, and only partially decline with lower volumes. Certain cost and expense reductions, including Company operational changes and initiatives to reduce costs, did provide some benefit to fourth quarter 2020 results. Although unfavorable foreign exchange adversely affected fourth quarter 2020 results, a lower effective income tax rate contributed to the increase in net earnings in fourth quarter 2020 compared to fourth quarter 2019.

Twelve months 2020 sales, including pre-Halloween sales in third quarter 2020, were also adversely affected by the effects of the Covid-19 pandemic as discussed above. Twelve months 2020 net earnings were principally impacted by the same factors discussed above that affected fourth quarter 2020 results. Twelve months 2020 net earnings did benefit from more favorable foreign exchange and a lower effective tax rate.

The Company’s effective income tax rate was 22.9% and 27.9% in fourth quarter 2020 and 2019, and 22.7% and 24.1% in twelve months 2020 and 2019, respectively. Both fourth quarter and twelve months 2020 earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding.

The Company continues to make progress in recovering the sales decline caused by the Covid-19 pandemic. After a 2% sales increase in first quarter 2020, sales declined 25% in second quarter 2020 at the height of the pandemic and economic downturn. In third quarter 2020 sales declined 14%, while in fourth quarter 2020 the sales decline was narrowed to 5% when compared to the corresponding quarterly periods in 2019. We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer demands, achieve product quality improvements, increase operational efficiencies and provide genuine value to consumers. The effects of Covid-19 pandemic are unprecedented, and therefore the Company is unable to determine its effects on sales and net earnings in 2021 and beyond.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, and updated in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020, and September 30, 2020 and will be further updated in our Annual Report on Form 10-K to be filed for the year ended December 31, 2020.

The risk factors referred to above, including the effects of the Covid-19 pandemic, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

DECEMBER 31, 2020 and 2019

	Fourth Quarter Ended
	2020	2019

Net Product Sales	$127,866,000	$134,663,000
Net Earnings	$14,952,000	$14,555,000
Net Earnings Per Share*	$0.23	$0.22
Average Shares Outstanding*	66,089,000	67,043,000

	Twelve Months Ended
	2020	2019

Net Product Sales	$467,427,000	$523,616,000
Net Earnings	$58,995,000	$64,920,000
Net Earnings Per Share*	$0.89	$0.96
Average Shares Outstanding*	66,512,000	67,416,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 3, 2020 and April 5, 2019.